Exhibit 99

The Newhall Land and Farming Company Employee Unit Purchase Plan.





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              THE NEWHALL LAND AND FARMING COMPANY

                   EMPLOYEE UNIT PURCHASE PLAN





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              THE NEWHALL LAND AND FARMING COMPANY

                   EMPLOYEE UNIT PURCHASE PLAN


1.  PURPOSE

     The Newhall Land and Farming Company Employee Unit Purchase Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of The Newhall Land and Farming Company (the "Partnership") for selected eligible employees of the Partnership and such other companies ("Participating Companies") as the Board of Directors of Newhall Management Corporation (the "Board") shall from time to time designate.

2.   ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") appointed by the Board. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3.   EFFECTIVE DATE AND TERM OF PLAN

     The Plan shall become effective when adopted by the Board and approved by the Partnership's general partner. The Plan shall terminate at such time as the Board shall designate, but in no event shall the Plan continue beyond the date on which all Depositary Units available for issuance under the Plan shall have been issued.

4.   PURCHASE PERIODS

     The Plan shall have one or more Purchase Periods. The existence and the first day of any Purchase Period shall be determined by the Committee. Each Purchase Period shall run for a period specified by the Committee not to exceed two years, provided, however, the Committee shall designate the final day of each Purchase Period so as to facilitate administration of the Plan. No two Purchase Periods shall run concurrently. No Purchase Period shall begin after December 31, 2003.


                           1.

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5.   ELIGIBILITY AND PARTICIPATION

     Each employee of the Partnership or any of the Participating Companies shall be eligible to participate in the Plan during a Purchase Period except (i) employees who have not attained age 19 and do not have at least one year of service with the Partnership or a Participating Company (including that service with the Partnership, a Participating Company or an acquired employer that is credited for purposes of determining eligibility under the Partnership's qualified retirement plans) as of the initial date of that Purchase Period and (ii) any employee whose compensation and conditions of employment are established by the terms of a collective bargaining agreement in the negotiation of which retirement benefits were the subject of good faith bargain-ing, unless his or her participation in the Plan is specifically provided for in a collective bargaining agreement entered into by a Participating Company with such employee's lawful representative or bargaining agent. If an eligible employee is selected to participate in the Plan, the employee must enroll in that Purchase Period by executing such instruments as the Committee may specify and delivering them to such persons and at such time prior to the first day of that Purchase Period as the Committee may specify.

6.   DEPOSITARY UNITS

     The securities subject to the Plan shall be Depositary Units of the Partnership which are unissued or which have been reacquired. In connection with the sale of Depositary Units under the Plan, the Partnership may repurchase Depositary Units in the open market or otherwise. The aggregate number of Depositary Units which may be sold pursuant to the Plan shall not exceed 250,000 Depositary Units (subject to adjustment as provided in Section 9).

7.   PURCHASE RIGHTS

     Purchase rights shall be evidenced by instruments in such form as the Committee may from time to time approve, and shall conform to the following terms and conditions:

          (a) PURCHASE PRICE. The purchase price per Depositary Unit shall be the lower of a specified percentage (no less than eighty-five percent (85%) and no more than one hundred percent (100%), as determined by the Committee for each Purchase Period) of the fair market value of a Depositary Unit on the first day of the Purchase Period, or a specified percentage (no less than eighty-five percent (85%) and no more than one hundred percent (100%), as determined by the Committee for each Purchase Period) of the fair market value of a Depositary Unit on the last day of the Purchase Period. For purposes of the Plan the fair market value of a Depositary Unit on any day shall be the closing price of a Depositary Unit as recorded by the New

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York Stock Exchange Composite Tape for such day, or if there is no closing price for such day, the most recent closing price.

           (b) PAYMENT. Payment for Depositary Units under the Plan shall be made solely from amounts collected from participants in such manner and at such time as the Committee shall decide, plus any interest credited thereto. A participant may participate at a rate, calculated for each Purchase Period as of the first day of that Purchase Period, of not more than a percentage of compensation (not to exceed 15 percent) specified by the Committee. For purposes of this Section 7(b), compensation shall mean the annual salary or wages regularly paid to the participant, before reduction for elective contributions under a 401(k) plan or cafeteria plan qualified under Section 125 (or a successor provision) of the Code, but not including bonuses, overtime pay, deferred compensation, or other contributions to or benefits under any employee plan.

           (c) NUMBER OF DEPOSITARY UNITS. On the first day of any Purchase Period, a participant shall be granted a purchase right to purchase up to a fixed number of Depositary Units specified by the Committee for such Purchase Period, which may be a formula amount related to compensation. If the total number of Depositary Units for which purchase rights are to be granted on any date in accordance with the terms of the Plan exceed the number of Depositary Units then remaining available under the Plan (after deduction of all Depositary Units for which purchase rights have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Depositary Units remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

           (d) TERMINATION OF EMPLOYMENT. If a participant ceases to be employed by the Partnership or a Participating Company for any reason, including death or retirement, prior to the end of a Purchase Period the participant's purchase right shall terminate, and any amounts collected from the participant, together with interest thereon, shall be paid to the participant or the participant's personal representative. The Committee may provide on a uniform basis with respect to any Purchase Period that an employee who is on a leave of absence will be deemed to have terminated employment after a specified period.

           (e) TERMINATION OF PURCHASE RIGHT. Unless he or she has irrevocably elected otherwise, a participant may, during a Purchase Period, terminate his or her purchase right, by giving written notice to the Committee, in such manner and at such time as the Committee may specify, and any amounts collected from the participant, together with interest thereon, shall be paid to the participant and no further amounts will be collected during the Purchase Period.



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           (f) EXERCISE.  Each purchase right shall be exercised
automatically on the last day of the Purchase Period, unless the purchase right has been previously terminated pursuant to Section 7(d) or 7(e). The number of Depositary Units issuable to a participant shall be reduced to the extent necessary to satisfy the federal and state income and employment tax withholding obligations of the participant arising from such exercise, based on the income and employment tax withholding rates in effect at the time of exercise. Any balance in the participant's account (including interest) shall be promptly paid to the participant.

           (g) ASSIGNABILITY. Purchase rights under the Plan shall not be assignable or transferable by the participant, and shall be exercisable only by the participant.

           (h) RIGHTS AS A UNITHOLDER. A participant shall have no rights as a Unitholder with respect to Depositary Units covered by any purchase right granted under the Plan until the purchase right is exercised. No adjustments will be made for distributions or other rights for which the record date is prior to the date of exercise.

           (j) OTHER PROVISIONS. Instruments evidencing purchase rights may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

8.   ADJUSTMENTS UPON CHANGES IN PARTNERSHIP STRUCTURE OR
CONTROL.

          (a) In the event of one or more of the following transactions ("Structural Transaction"):

              (i) the holders of the voting securities of the Partnership approve a merger or consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the total voting power represented by the voting securities of the Partnership or such surviving entity outstanding immediately after such merger or consolidation; or

              (ii) a plan of complete liquidation of the Partnership is adopted or the holders of voting securities of the Partnership approve on agreement for the sale or disposition by the Partnership (in one transaction or a series of transactions) of all or substantially all the Partnership's assets; then each purchase right shall be exercised immediately before the effective time of the Structural Transaction.

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           (b) In the event of one or more of the following
occurrences ("Change of Control"):

               (i) Any "Person" (as defined below), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Partnership or an entity owned directly or indirectly by the holders of Depositary Units of the Partnership in substantially the same proportions as their ownership of Depositary Units of the Partnership, becomes the "beneficial owner" (as defined below), directly or indirectly, of securities representing 25% or more of the total voting power represented by the Partnership's then outstanding voting securities; or

               (ii) Newhall Management Corporation is removed as Managing General Partner; then each purchase right shall be exercised immediately before the effective time of the Change of Control, or if later, the first practicable date after the Partnership is notified of the Change of Control.

           (c) For purposes of this subparagraph, "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or an Affiliate or Associate (as defined below) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purposes of acquiring, holding, voting or disposing of Partnership interests.

           (d) For purposes of this subparagraph, a person shall be a beneficial owner of any Partnership interest (i) which such person or any of its Affiliates or Associates (as defined in Rule 12b-2 under the Securities Act of 1933, reading the term "registrant" to mean the Partnership, and except that "Associate" as used herein shall not include any relative or spouse of such person, or any relative of such spouse, who is also a director or officer of Newhall Management Corporation, merely because of such directorship or officership) beneficially owns, directly or indirectly: (ii) with regard to which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates as any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Partnership interest.

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9.   CAPITAL ADJUSTMENTS

     If any change is made in the Depositary Units subject to the Plan, or subject to any purchase right granted under the Plan (through merger, consolidation, reorganization, recapitalization, split-up, combination of Depositary Units, exchange of Depositary Units, change in partnership structure, or otherwise) and outstanding purchase rights are not exercised in connection with such change, appropriate adjustments shall be made as to the kind and maximum number of securities subject to the Plan, and the kind and number of securities and purchase price subject to outstanding purchase rights.

10.  AMENDMENTS

     The Board may from time to time alter, amend, suspend, or discontinue the Plan with respect to any Depositary Units at any time not subject to purchase rights; provided, however, that no such action of the Board may, without the approval of the Partnership's general partner, (i) materially increase the number of Depositary Units subject to the Plan (unless necessary to effect the adjustments required under Section 8), (ii) make any other change with respect to which the Board determines that such approval is required by applicable law or regulatory standards.

11.  NO EMPLOYMENT OBLIGATION

     Nothing contained in the Plan (or in any purchase right granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Partnership or any affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Partnership or an affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of a purchase right or to terminate such employee's employment at any time, with or without cause, but nothing contained herein or in any purchase right shall affect any contractual rights of an employee pursuant to a written employment agreement.

12.  USE OF PROCEEDS

     The cash proceeds received by the Partnership from the issuance of Depositary Units pursuant to purchase rights under the Plan shall be used for general purposes.

13.  REGULATORY APPROVALS

     The implementation of the Plan, the granting of any purchase right under the Plan, and the issuance of Depositary Units upon the exercise of any such purchase right shall be subject to the Partnership's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the purchase rights granted under it or the Depositary Units issued pursuant to it.

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14.  GOVERNING LAW

     To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, The Newhall Land and Farming Company, (a
California Limited Partnership), has adopted The Newhall Land and
Farming Company Employee Unit Purchase Plan to be executed effective as of May 18, 1994.

                        THE NEWHALL LAND AND FARMING
                        COMPANY (A CALIFORNIA LIMITED
                        PARTNERSHIP)

                        By: Newhall Management Limited
                            Partnership, Managing General Partner

                        By: Newhall Management Corporation,
                            Managing General Partner


                        By:  /s/ Robert D. Wilke
                             _________________________
                             Name:
                             Title:


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